Capital City Bank Group, Inc.

Reports Fourth Quarter and Full Year 2012 Results

TALLAHASSEE, Fla. (January 29, 2013) – Capital City Bank Group, Inc. (NASDAQ: CCBG) today reported net income of $1.9 million, or $0.11 per diluted share, for the fourth quarter of 2012, compared to net income of $1.1 million, or $0.07 per diluted share, for the third quarter of 2012 and a net loss of $0.5 million, or $0.03 per diluted share, for the fourth quarter of 2011. For the full year 2012, CCBG reported net income of $0.1 million, or $0.01 per diluted share, compared to net income of $4.9 million, or $0.29 per diluted share in 2011.

Compared to the third quarter of 2012, the improvement in earnings reflects lower noninterest expense of $0.7 million, a reduction in the loan loss provision of $0.1 million, and an increase in operating revenues of $0.1 million, partially offset by higher income taxes of $0.1 million. Compared to the fourth quarter of 2011, the increase in earnings was due to a lower loan loss provision of $4.8 million and a decline in noninterest expense of $1.6 million, partially offset by a reduction in operating revenues of $1.6 million and higher income taxes of $2.4 million.

For the full year 2012, the decline in earnings was attributable to lower operating revenues of $11.3 million partially offset by a lower loan loss provision of $2.8 million, a decrease in noninterest expense of $1.7 million and a reduction in income taxes of $2.0 million. 2011 performance reflects the sale of our Visa Class B shares which resulted in a $2.6 million net gain ($3.2 million pre-tax included in noninterest income and a swap liability of $0.6 million included in noninterest expense).

“I am pleased with the fourth quarter results, which enabled Capital City Bank Group to be profitable for the year,” said William G. Smith, Jr., chairman, president and CEO. “Though the market is still choppy, I am encouraged by fourth quarter improvements, which included lower credit costs and modest, yet noteworthy, growth in operating revenue. Nonperforming assets declined $10 million or 8 percent, and credit costs were down $0.8 million or 14 percent for the quarter. Credit metrics continue to improve and credit quality remains a top priority. With OREO sales exceeding $8 million in the fourth quarter and topping $28 million for the year, we believe a retail strategy focused on the disposition of other real estate owned continues to be in the best interest of our shareowners. Despite weak demand, loans declined at a slower pace in the fourth quarter, reinforcing my belief that our markets continue to exhibit signs of recovery as shown by decreasing unemployment and a firming of home prices. As we head into 2013, I am encouraged by these conditions, pleased with our progress and remain optimistic about our future.”

The Return on Average Assets was 0.29% and the Return on Average Equity was 2.95% for the fourth quarter of 2012. These metrics were 0.17% and 1.77% for the third quarter of 2012, and -0.08% and -0.80% for the fourth quarter of 2011, respectively.

For the full year 2012, the Return on Average Assets was 0.00% and the Return on Average Equity was 0.04% compared to 0.19% and 1.86%, respectively, for the full year of 2011.

Discussion of Financial Condition

Average earning assets were $2.179 billion for the fourth quarter of 2012, a decrease of $30.2 million, or 1.4%, from the third quarter of 2012, and an increase of $32.5 million, or 1.5%, from the fourth quarter of 2011.  As compared to the third quarter of 2012, the decline in average earning assets is attributable to a lower level of overnight funds resulting from a seasonal decline in deposits and the resolution of problem loans. The shift in the mix of earning assets continued as the loan portfolio declined when compared to the prior quarter. The increase in average earning assets compared to the fourth quarter of 2011 primarily reflects a higher level of public funds.

We maintained an average net overnight funds (deposits with banks plus fed funds sold less fed funds purchased) sold position of $366.0 million during the fourth quarter of 2012 compared to an average net overnight funds sold position of $386.0 million in the third quarter of 2012 and an average overnight funds sold position of $191.8 million in the fourth quarter of 2011.  The lower balance when compared to the third quarter of 2012 reflects lower levels of deposits, primarily public funds and certificates of deposit, partially offset by a decrease in the loan portfolio. The higher balances when compared to the fourth quarter of 2011 primarily reflect the decline in the loan portfolio.

When compared to the third quarter of 2012 and the fourth quarter of 2011, average loans declined by $23.0 million and $128.4 million, respectively. Most loan categories have experienced declines with the reduction primarily in the commercial real estate and residential categories. Our core loan portfolio continues to be impacted by normal amortization and a higher level of payoffs that have outpaced our new loan production. New loan production continues to be impacted by weak loan demand attributable to the trend toward consumers and businesses deleveraging, the lack of consumer confidence, and a persistently sluggish economy.

The resolution of problem loans (which has the effect of lowering the loan portfolio as loans are either charged off or transferred to other real estate owned “OREO”) also contributed to the overall decline.  During the fourth quarter of 2012, loan charge-offs and loans transferred to OREO accounted for $13.7 million. This more than offset the net reduction in total loans of $12.0 million, which occurred in the fourth quarter of 2012. During the full year 2012, loan resolution accounted for $45.0 million, or 42%, of the net reduction in loans of $107.4 million1.

Average total deposits were $2.051 billion for the fourth quarter of 2012, a decrease of $24.4 million, or 1.2%, from the third quarter of 2012 and higher by $18.1 million, or 0.9%, over the fourth quarter of 2011.  The decrease in deposits when compared to the third quarter of 2012 resulted from lower public funds, money markets and certificates of deposit, partially offset by growth in noninterest bearing accounts and regular savings. Compared to the fourth quarter of 2011, the increase was driven primarily by higher public fund balances, savings and noninterest bearing deposits. This was partially offset by a reduction of certificates of deposit. The seasonal low in public fund balances occurred during the fourth quarter and these balances are anticipated to increase through the first quarter of 2013.

Our mix of deposits continues to improve as higher cost certificates of deposit are replaced with lower rate non-maturity deposits and noninterest bearing demand accounts.  Prudent pricing discipline will continue to be the key to managing our mix of deposits.  Therefore, we do not attempt to compete with higher rate paying competitors for deposits.

Borrowings decreased by $9.1 million when compared to the third quarter of 2012 as a result of lower balances in repurchase agreements, and were lower by $1.0 million when compared to the fourth quarter of 2011, as a result of normal amortization in FHLB advances.

Nonperforming assets (nonaccrual loans and OREO) totaled $117.7 million at year-end 2012 compared to $127.2 million at the end of the third quarter of 2012 and $137.6 million at year-end 2011. Nonaccrual loans totaled $64.2 million at year-end 2012, a decrease of $9.9 million from the third quarter of 2012 and $10.8 million from year-end 2011, reflective of loan resolutions (charge-offs and transfer of loans to OREO) and loans restored to an accrual status, which outpaced gross additions. Gross additions slowed significantly year over year, by approximately $45 million. The balance of OREO totaled $53.4 million at year-end 2012, a $0.2 million increase over the third quarter of 2012 and a decrease of $9.2 million from year-end 2011. We continued to experience progress during 2012 in our efforts to dispose of OREO selling properties totaling $28.2 million compared to $27.8 million in 2011. Nonperforming assets represented 4.47% of total assets at December 31, 2012 compared to 5.10% at September 30, 2012 and 5.21% at December 31, 2011.

Equity capital was $246.9 million as of December 31, 2012, compared to $250.4 million as of September 30, 2012 and $251.9 million as of December 31, 2011. Our leverage ratio was 9.90%, 9.83%, and 10.26%, respectively, for these periods. Further, our risk-adjusted capital ratio of 15.72% at December 31, 2012 exceeds the 10.0% threshold to be designated as “well-capitalized” under the risk-based regulatory guidelines. At December 31, 2012, our tangible common equity ratio was 6.35%, compared to 6.86% at September 30, 2012 and 6.51% at December 31, 2011. The tangible common equity ratio was impacted by a $5.5 million unfavorable variance in the pension component of our other comprehensive income. This unfavorable variance was driven by a reduction in our pension plan’s discount rate due to a decline in market rates, and a lower than anticipated return on plan assets.

1 The reductions in loan portfolio balances stated in this paragraph are based on “as of” balances, not averages.

Discussion of Operating Results

Tax equivalent net interest income for the fourth quarter of 2012 was $20.7 million compared to $21.2 million for the third quarter of 2012 and $22.6 million for the fourth quarter of 2011.  For the full year 2012, tax equivalent net interest income totaled $84.9 million compared to $92.8 million in 2011. Factors affecting net interest income relative to the third quarter of 2012 include a reduction in loan income attributable to declining loan balances and unfavorable asset repricing. Year over year, the decrease was due to reduction in loan income attributable to lower portfolio balances and unfavorable asset repricing, which was partially offset by a reduction in interest expense.  The lower interest expense is primarily attributable to certificates of deposit and reflects both lower balances and favorable repricing.

The decline in the loan portfolio, coupled with the low rate environment continues to put pressure on our net interest income.  The loan portfolio yield is declining as the existing portfolio reprices. Lowering our cost of funds, to the extent we can, and continuing to shift the mix of our deposits will help to partially mitigate the unfavorable impact of weak loan demand and repricing, although the impact is expected to be minimal.

The net interest margin for the fourth quarter of 2012 was 3.78%, a decrease of 4 basis points from the third quarter of 2012 and a decline of 39 basis points from the fourth quarter of 2011.  For the full year 2012, the margin declined by 37 basis points to 3.81%. The decrease in the margin for all comparable periods is attributable to the shift in our earning asset mix and unfavorable asset repricing, partially offset by a lower average cost of funds.

The provision for loan losses for the fourth quarter of 2012 was $2.8 million compared to $2.9 million in the third quarter of 2012 and $7.6 million for the fourth quarter of 2011. For the full year 2012, the loan loss provision totaled $16.2 million compared to $19.0 million for 2011. Slower problem loan migration, lower loan loss experience, and improved credit metrics resulted in a lower level of loan loss provision for both the second half of 2012 and the full year 2012. Net charge-offs for the fourth quarter of 2012 totaled $3.8 million, or 1.00% of average loans, compared to $2.6 million, or 0.66%, in the third quarter of 2012, and $6.2 million, or 1.50%, in the fourth quarter of 2011. For 2012, our net charge-offs totaled $18.0 million, or 1.16%, of average loans, compared to $23.4 million, or 1.39%, for 2011. Over the last five years, we have recorded a cumulative loan loss provision totaling $131.5 million, or 6.9%, of beginning loans and have recognized cumulative net charge-offs of $120.0 million, or 6.3%. At year-end 2012, the allowance for loan losses of $29.2 million was 1.93% of outstanding loans (net of overdrafts) and provided coverage of 45% of nonperforming loans compared to 1.97% and 41%, respectively, at the end of the third quarter of 2012, and 1.91% and 41%, respectively, at year-end 2011.

Noninterest income for the fourth quarter of 2012 totaled $14.1 million, an increase of $0.5 million, or 4.0%, over the third quarter of 2012 and an increase of $0.2 million, or 1.7%, over the fourth quarter of 2011. The increase over the third quarter of 2012 reflects higher deposit fees of $0.4 million and wealth management fees (trust fees and retail brokerage fees) of $0.1 million. The favorable variance compared to the fourth quarter of 2011 was driven by higher deposit fees of $0.2 million. For the full year 2012, noninterest income totaled $55.2 million, a decrease of $3.7 million, or 6.2%, from 2011 attributable to a reduction in other income of $4.6 million, data processing fees of $0.5 million, and wealth management fees of $0.4 million, partially offset by higher deposit fees of $0.3 million, mortgage banking fees of $0.9 million and bank card fees of $0.6 million. The decline in other income was primarily attributable to a $3.2 million gain from the sale of our Visa stock recognized during 2011 and to a lesser extent a reduction in gains from the sale of other real estate properties. Data processing fees declined due to a reduction in the number of banks that we process for as two of our user banks were acquired and discontinued service in early 2011. The reduction in wealth management fees reflects a decline in trust fees reflective of a lower level of assets under management due to account distributions, and a decrease in retail brokerage fees due to lower client trading activity. The increase in deposit fees was driven by a lower level of charged off checking accounts and improved fee collection experience. Increased loan origination volume drove the higher level of mortgage banking fees reflecting increased home purchase activity in our markets. The increase in bank card fees was attributable to an increase in active cards and higher card utilization.

Noninterest expense for the fourth quarter of 2012 totaled $29.5 million, a decrease of $0.7 million, or 2.4%, from the third quarter of 2012 and a decrease of $1.6 million, or 5.3%, from the fourth quarter of 2011. The decrease from the third quarter was driven by a decrease in OREO expense of $0.7 million, occupancy expense of $0.2 million, and other expense of $0.1 million, partially offset by higher compensation expense of $0.3 million. The reduction in OREO expense was driven by a lower level of valuation adjustments and to a lesser extent a reduction in property carrying costs. Occupancy expense declined due to lower property tax expense and utilities expense. The reduction in other expense reflects a decrease in printing and supplies due to lower usage and a lower level of operational losses. The increase in compensation was attributable to higher pension plan expense and stock compensation expense partially offset by lower expense for cash incentives. Compared to the fourth quarter of 2011, the decrease was primarily attributable to lower OREO expense of $1.5 million and other expense of $0.7 million partially offset by higher compensation expense of $0.5 million. A lower level of valuation adjustments and property carrying costs drove the reduction in OREO expense. Other expense declined due to a reduction in advertising expense and lower expense for the Visa swap liability associated with the sale of our Visa shares during 2011. A higher level of expense for our pension plan and stock compensation plans partially offset by lower associate salary expense drove the unfavorable variance in compensation.

For the full year 2012, noninterest expense totaled $124.6 million, a decrease of $1.7 million, or 1.3%, from 2011 primarily attributable to a decline in OREO expense of $1.2 million, occupancy expense of $0.5 million, intangible amortization of $0.2 million, and other expense of $0.7 million, partially offset by higher compensation expense of $0.6 million and furniture/equipment expense of $0.3 million. A lower level of valuation adjustments drove the decline in OREO expense. Occupancy expense decreased due to a decline in building maintenance/repairs and utility expense reflecting our efforts to re-negotiate vendor contracts and proactively manage our energy costs. The reduction in intangible amortization expense reflects the full amortization of certain core deposit intangibles related to past acquisitions. Other expense decreased primarily due to lower expense for advertising of $0.7 million, FDIC insurance of $0.4 million, postage of $0.2 million, and miscellaneous expense of $0.7 million, partially offset by higher professional fees of $1.0 million and processing costs of $0.3 million. The decline in advertising expense reflects a lower level of brand promotional activities and improved control over public relations costs. FDIC insurance costs declined due to maintenance of a lower assessment base during 2012. The reduction in postage primarily reflects migration of clients to electronic statements and improved control over mailing activities. Lower expense for the Visa swap liability associated with the sale of our Visa shares during 2011 drove the decline in miscellaneous expense. The increase in professional fees was primarily due to higher consulting fees and external audit fees. The aforementioned unfavorable variance in compensation expense reflects higher pension plan expense that was partially offset by lower expense for associate salaries and performance compensation. Utilization of a lower discount rate in 2012 due to lower long-term bond interest rates drove the aforementioned increase in pension plan expense. Higher software and maintenance costs for newly implemented information systems drove the unfavorable variance in furniture/equipment expense.

We realized income tax expense of $0.6 million in the fourth quarter of 2012 compared to income tax expense of $0.4 million for the third quarter of 2012 and a tax benefit of $1.9 million for the fourth quarter of 2011.  For the full year 2012, we realized a tax benefit of $1.3 million compared to income tax expense of $0.6 million for 2011.  The decrease in the tax provision year over year primarily reflects lower operating profits and to a lesser extent the resolution of certain tax contingencies during the fourth quarter of 2012.

About Capital City Bank Group, Inc.

Capital City Bank Group, Inc. (NASDAQ: CCBG) is one of the largest publicly traded bank holding companies headquartered in Florida and has approximately $2.6 billion in assets. The Company provides a full range of banking services, including traditional deposit and credit services, asset management, trust, mortgage banking, merchant services, bankcards, data processing and securities brokerage services. The Company's bank subsidiary, Capital City Bank, was founded in 1895 and now has 66 full-service offices and 71 ATMs in Florida, Georgia and Alabama. For more information about Capital City Bank Group, Inc., visit www.ccbg.com.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this Press Release are based on current plans and expectations that are subject to uncertainties and risks, which could cause the Company’s future results to differ materially. The following factors, among others, could cause the Company’s actual results to differ: the Company’s need and our ability to incur additional debt or equity financing; the accuracy of the Company’s financial statement estimates and assumptions, including the estimate used for the Company’s loan loss provision and deferred tax valuation allowance; continued depression of the market value of the Company that could result in an impairment of goodwill; legislative or regulatory changes, including the Dodd-Frank Act and Basel III; the strength of the U.S. economy and the local economies where the Company conducts operations; the frequency and magnitude of foreclosure of the Company’s loans; restrictions on our operations, including the inability to pay dividends without our regulators’ consent; the effects of the health and soundness of other financial institutions, including the FDIC’s need to increase Deposit Insurance Fund assessments; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; harsh weather conditions and man-made disasters; fluctuations in inflation, interest rates, or monetary policies; changes in the stock market and other capital and real estate markets; customer acceptance of third-party products and services; increased competition and its effect on pricing, including the impact on our net interest margin from the repeal of Regulation Q; negative publicity and the impact on our reputation; technological changes; the effects of security breaches and computer viruses that may affect the Company’s computer systems; changes in consumer spending and savings habits; the Company’s growth and profitability; changes in accounting; and the Company’s ability to manage the risks involved in the foregoing. Additional factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and the Company’s other filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov). Forward-looking statements in this Press Release speak only as of the date of the Press Release, and the Company assumes no obligation to update forward-looking statements or the reasons why actual results could differ.

CAPITAL CITY BANK GROUP, INC.

EARNINGS HIGHLIGHTS

Unaudited

	Three Months Ended			Twelve Months Ended
(Dollars in thousands, except per share data)	Dec 31, 2012	Sep 30, 2012	Dec 31, 2011	Dec 31, 2012	Dec 31, 2011

EARNINGS
Net Income (Loss)	$1,874	$1,121	$(535)	$108	$4,897
Net Income (Loss) Per Common Share	$0.11	$0.07	$(0.03)	$0.01	$0.29
PERFORMANCE
Return on Average Equity	2.95%	1.77%	-0.80%	0.04%	1.86%
Return on Average Assets	0.29%	0.17%	-0.08%	0.00%	0.19%
Net Interest Margin	3.78%	3.82%	4.17%	3.81%	4.18%
Noninterest Income as % of Operating Revenue	40.81%	39.31%	38.34%	39.66%	39.13%
Efficiency Ratio	84.68%	86.89%	85.37%	88.72%	83.24%
CAPITAL ADEQUACY
Tier 1 Capital Ratio	14.35%	14.43%	13.96%	14.35%	13.96%
Total Capital Ratio	15.72%	15.80%	15.32%	15.72%	15.32%
Tangible Common Equity Ratio	6.35%	6.86%	6.51%	6.35%	6.51%
Leverage Ratio	9.90%	9.83%	10.26%	9.90%	10.26%
Equity to Assets	9.37%	10.04%	9.54%	9.37%	9.54%
ASSET QUALITY
Allowance as % of Non-Performing Loans	45.42%	40.80%	41.37%	45.42%	41.37%
Allowance as a % of Loans	1.93%	1.97%	1.91%	1.93%	1.91%
Net Charge-Offs as % of Average Loans	1.00%	0.66%	1.50%	1.16%	1.39%
Nonperforming Assets as % of Loans and ORE	7.47%	8.02%	8.14%	7.47%	8.14%
Nonperforming Assets as % of Total Assets	4.47%	5.10%	5.21%	4.47%	5.21%
STOCK PERFORMANCE
High	$11.91	$10.96	$11.11	$11.91	$13.80
Low	9.04	7.00	9.43	6.35	9.43
Close	11.37	10.64	9.55	11.37	9.55
Average Daily Trading Volume	$20,045	$23,737	$33,026	$26,622	$32,096

CAPITAL CITY BANK GROUP, INC.

CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

Unaudited

	2012				2011
(Dollars in thousands)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
ASSETS
Cash and Due From Banks	$66,238	$53,076	$57,477	$50,567	$54,953
Funds Sold and Interest Bearing Deposits	443,494	314,318	434,814	418,678	330,361
Total Cash and Cash Equivalents	509,732	367,394	492,291	469,245	385,314

Investment Securities, Available-for-Sale	296,985	288,166	280,753	284,490	307,149

Loans, Net of Unearned Interest
Commercial, Financial, & Agricultural	139,850	135,939	136,736	132,119	130,879
Real Estate - Construction	43,740	43,278	46,803	34,554	26,367
Real Estate - Commercial	613,625	609,671	605,819	624,528	639,140
Real Estate - Residential	318,400	341,044	353,198	364,123	386,877
Real Estate - Home Equity	236,263	239,446	242,929	240,800	244,263
Consumer	150,728	154,389	162,899	174,132	186,216
Other Loans	11,547	6,891	5,638	6,555	12,495
Overdrafts	7,149	2,637	2,214	2,073	2,446
Total Loans, Net of Unearned Interest	1,521,302	1,533,295	1,556,236	1,578,884	1,628,683
Allowance for Loan Losses	(29,167)	(30,222)	(29,929)	(31,217)	(31,035)
Loans, Net	1,492,135	1,503,073	1,526,307	1,547,667	1,597,648

Premises and Equipment, Net	107,092	109,003	110,302	111,408	110,991
Intangible Assets	85,053	85,161	85,269	85,376	85,484
Other Real Estate Owned	53,426	53,172	58,059	58,100	62,600
Other Assets	89,561	87,815	92,869	103,992	92,126
Total Other Assets	335,132	335,151	346,499	358,876	351,201

Total Assets	$2,633,984	$2,493,784	$2,645,850	$2,660,278	$2,641,312

LIABILITIES
Deposits:
Noninterest Bearing Deposits	$609,235	$596,660	$623,130	$605,774	$618,317
NOW Accounts	842,435	703,327	789,103	845,149	828,990
Money Market Accounts	267,766	285,084	288,352	283,224	276,910
Regular Savings Accounts	184,541	181,523	178,388	172,262	158,462
Certificates of Deposit	241,019	254,000	271,413	279,295	289,840
Total Deposits	2,144,996	2,020,594	2,150,386	2,185,704	2,172,519

Short-Term Borrowings	47,435	42,388	69,449	42,188	43,372
Subordinated Notes Payable	62,887	62,887	62,887	62,887	62,887
Other Long-Term Borrowings	46,859	38,126	38,846	42,826	44,606
Other Liabilities	84,918	79,427	75,260	75,876	65,986

Total Liabilities	2,387,095	2,243,422	2,396,828	2,409,481	2,389,370

SHAREOWNERS' EQUITY
Common Stock	172	172	172	172	172
Additional Paid-In Capital	38,707	38,493	38,260	38,101	37,838
Retained Earnings	237,569	235,694	234,573	236,299	237,461
Accumulated Other Comprehensive Loss, Net of Tax	(29,559)	(23,997)	(23,983)	(23,775)	(23,529)

Total Shareowners' Equity	246,889	250,362	249,022	250,797	251,942

Total Liabilities and Shareowners' Equity	$2,633,984	$2,493,784	$2,645,850	$2,660,278	$2,641,312

OTHER BALANCE SHEET DATA
Earning Assets	$2,261,781	$2,135,779	$2,271,803	$2,282,053	$2,266,193
Intangible Assets
Goodwill	84,811	84,811	84,811	84,811	84,811
Core Deposits	19	79	139	198	258
Other	223	271	319	367	415
Interest Bearing Liabilities	1,692,942	1,567,335	1,698,438	1,727,831	1,705,066

Book Value Per Diluted Share	$14.31	$14.54	$14.48	$14.60	$14.68
Tangible Book Value Per Diluted Share	9.38	9.59	9.52	9.63	9.70

Actual Basic Shares Outstanding	17,232	17,223	17,198	17,182	17,160
Actual Diluted Shares Outstanding	17,259	17,223	17,198	17,182	17,161

CAPITAL CITY BANK GROUP, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

Unaudited

						Twelve Months Ended
	2012				2011	December 31,
(Dollars in thousands, except per share data)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	2012	2011

INTEREST INCOME
Interest and Fees on Loans	$20,756	$21,274	$21,359	$22,005	$22,915	$85,394	$94,944
Investment Securities	808	798	834	900	902	3,340	3,968
Funds Sold	223	254	244	225	95	946	547
Total Interest Income	21,787	22,326	22,437	23,130	23,912	89,680	99,459

INTEREST EXPENSE
Deposits	429	480	556	643	699	2,108	3,947
Short-Term Borrowings	69	71	48	8	6	196	305
Subordinated Notes Payable	351	372	372	382	358	1,477	1,380
Other Long-Term Borrowings	383	372	396	436	452	1,587	1,905
Total Interest Expense	1,232	1,295	1,372	1,469	1,515	5,368	7,537
Net Interest Income	20,555	21,031	21,065	21,661	22,397	84,312	91,922
Provision for Loan Losses	2,766	2,864	5,743	4,793	7,600	16,166	18,996
Net Interest Income after Provision for Loan Losses	17,789	18,167	15,322	16,868	14,797	68,146	72,926

NONINTEREST INCOME
Service Charges on Deposit Accounts	6,764	6,406	6,313	6,309	6,530	25,792	25,451
Data Processing Fees	671	687	680	675	743	2,713	3,230
Asset Management Fees(1)	1,100	1,020	1,020	1,015	1,124	4,155	4,364
Retail Brokerage Fees(1)	718	666	884	758	776	3,026	3,251
Mortgage Banking Fees	910	978	864	848	845	3,600	2,675
Interchange Fees (2)	1,726	1,619	1,580	1,526	1,399	6,451	5,622
ATM/Debit Card Fees (2)	886	997	1,204	1,245	1,098	4,332	4,519
Other	1,343	1,202	1,361	1,210	1,358	5,116	9,736
Total Noninterest Income	14,118	13,575	13,906	13,586	13,873	55,185	58,848

NONINTEREST EXPENSE
Compensation	15,772	15,510	16,117	16,843	15,260	64,242	63,642
Occupancy, Net	2,200	2,332	2,276	2,266	2,284	9,074	9,622
Furniture and Equipment	2,212	2,245	2,245	2,201	2,097	8,903	8,558
Intangible Amortization	108	108	107	108	107	431	675
Other Real Estate	1,917	2,616	3,460	3,513	3,425	11,506	12,677
Other	7,259	7,390	8,088	7,666	7,930	30,403	31,074
Total Noninterest Expense	29,468	30,201	32,293	32,597	31,103	124,559	126,248

OPERATING PROFIT (LOSS)	2,439	1,541	(3,065)	(2,143)	(2,433)	(1,228)	5,526
Income Tax Expense (Benefit)	564	420	(1,339)	(981)	(1,898)	(1,336)	629
NET INCOME (LOSS)	$1,875	$1,121	$(1,726)	$(1,162)	$(535)	$108	$4,897

PER SHARE DATA
Basic Income (Loss)	$0.11	$0.07	$(0.10)	$(0.07)	$(0.03)	$0.01	$0.29
Diluted Income (Loss)	$0.11	$0.07	$(0.10)	$(0.07)	$(0.03)	$0.01	$0.29
Cash Dividends	0.000	0.000	0.000	0.000	0.000	0.000	0.300
AVERAGE SHARES
Basic	17,229	17,215	17,192	17,181	17,157	17,205	17,140
Diluted	17,256	17,228	17,192	17,181	17,157	17,220	17,140

(1) Together referred to as "Wealth Management Fees"

(2) Together referred to as "Bank Card Fees"

CAPITAL CITY BANK GROUP, INC.

ALLOWANCE FOR LOAN LOSSES

AND NONPERFORMING ASSETS

Unaudited

	2012	2012	2012	2012	2011
(Dollars in thousands, except per share data)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter

ALLOWANCE FOR LOAN LOSSES
Balance at Beginning of Period	$30,222	$29,929	$31,217	$31,035	$29,658
Provision for Loan Losses	2,766	2,864	5,743	4,793	7,600
Net Charge-Offs	3,821	2,571	7,031	4,611	6,223
Balance at End of Period	$29,167	$30,222	$29,929	$31,217	$31,035
As a % of Loans	1.93%	1.97%	1.93%	1.98%	1.91%
As a % of Nonperforming Loans	45.42%	40.80%	40.03%	39.65%	41.37%

CHARGE-OFFS
Commercial, Financial and Agricultural	$166	$331	$57	$268	$634
Real Estate - Construction	227	127	275	—	25
Real Estate - Commercial	468	512	3,519	1,532	2,443
Real Estate - Residential	2,877	981	3,894	1,967	2,755
Real Estate - Home Equity	745	834	425	892	205
Consumer	488	355	550	732	879
Total Charge-Offs	$4,971	$3,140	$8,720	$5,391	$6,941

RECOVERIES
Commercial, Financial and Agricultural	$87	$53	$83	$67	$242
Real Estate - Construction	7	9	27	—	—
Real Estate - Commercial	468	34	42	138	87
Real Estate - Residential	83	76	969	163	34
Real Estate - Home Equity	250	15	116	18	13
Consumer	255	382	452	394	342
Total Recoveries	$1,150	$569	$1,689	$780	$718

NET CHARGE-OFFS	$3,821	$2,571	$7,031	$4,611	$6,223

Net Charge-Offs as a % of Average Loans(1)	1.00%	0.66%	1.80%	1.16%	1.50%

RISK ELEMENT ASSETS
Nonaccruing Loans	$64,222	$74,075	$74,770	$78,726	$75,023
Other Real Estate Owned	53,426	53,172	58,059	58,100	62,600
Total Nonperforming Assets	$117,648	$127,247	$132,829	$136,826	$137,623

Past Due Loans 30-89 Days	$9,934	$12,923	$16,695	$9,193	$19,425
Past Due Loans 90 Days or More	—	—	—	25	224
Performing Troubled Debt Restructuring's	$47,474	$45,973	$38,734	$37,373	$37,675

Nonperforming Loans as a % of Loans	4.22%	4.83%	4.80%	4.99%	4.61%
Nonperforming Assets as a % of
Loans and Other Real Estate	7.47%	8.02%	8.23%	8.36%	8.14%
Nonperforming Assets as a % of Capital(2)	42.62%	45.35%	47.62%	48.52%	48.63%
Nonperforming Assets as a % of Total Assets	4.47%	5.10%	5.02%	5.14%	5.21%

(1) Annualized

(2) Capital includes allowance for loan losses

CAPITAL CITY BANK GROUP, INC.

AVERAGE BALANCE AND INTEREST RATES(1)

Unaudited

	Fourth Quarter 2012			Third Quarter 2012			Second Quarter 2012			First Quarter 2012			Fourth Quarter 2011			Dec 2012 YTD			Dec 2011 YTD
(Dollars in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
ASSETS:
Loans, Net of Unearned Interest	$1,518,280	20,837	5.46%	$1,541,262	21,366	5.51%	$1,570,827	21,456	5.49%	$1,596,480	22,121	5.57%	$1,646,715	23,032	5.55%	$1,556,565	$85,780	5.51%	$1,686,995	$95,520	5.66%

Investment Securities
Taxable Investment Securities	219,985	697	1.26	214,431	691	1.28	216,952	730	1.35	242,481	794	1.31	248,217	816	1.31	223,429	2,912	1.27	243,059	3,320	1.38
Tax-Exempt Investment Securities	74,647	172	0.92	67,446	163	0.97	63,715	161	1.01	56,313	162	1.15	59,647	131	0.88	65,560	658	1.00	62,497	996	1.59

Total Investment Securities	294,632	869	1.17	281,877	854	1.21	280,667	891	1.27	298,794	956	1.28	307,864	947	1.22	288,989	3,570	1.23	305,556	4,316	1.41

Funds Sold	366,034	223	0.24	386,027	254	0.26	411,353	244	0.24	373,033	225	0.24	191,884	96	0.20	384,067	946	0.25	228,766	548	0.24

Total Earning Assets	2,178,946	$21,929	4.00%	2,209,166	$22,474	4.05%	2,262,847	$22,591	4.01%	2,268,307	$23,302	4.13%	2,146,463	$24,075	4.45%	2,229,621	$90,296	4.05%	2,221,317	$100,384	4.52%

Cash and Due From Banks	51,344			47,207			47,711			49,427			49,666			48,924			48,823
Allowance for Loan Losses	(30,605)			(30,260)			(31,599)			(31,382)			(29,550)			(30,959)			(32,066)
Other Assets	334,326			340,126			345,458			350,555			343,336			342,587			345,123

Total Assets	$2,534,011			$2,566,239			$2,624,417			$2,636,907			$2,509,915			$2,590,173			$2,583,197

LIABILITIES:
Interest Bearing Deposits
NOW Accounts	$714,682	$131	0.07%	$740,178	$144	0.08%	$809,172	$167	0.08%	$823,406	$192	0.09%	$700,005	$148	0.08%	$771,617	$634	0.08%	$748,774	$890	0.12%
Money Market Accounts	275,458	57	0.08	287,250	60	0.08	280,371	63	0.09	277,558	75	0.11	283,677	75	0.11	280,165	255	0.09	282,271	437	0.15
Savings Accounts	182,760	23	0.05	179,445	23	0.05	174,923	21	0.05	165,603	20	0.05	156,088	20	0.05	175,712	87	0.05	151,801	73	0.05
Time Deposits	247,679	218	0.35	263,007	253	0.38	274,497	305	0.45	284,129	356	0.50	299,487	456	0.60	267,263	1,132	0.42	330,750	2,547	0.77
Total Interest Bearing Deposits	1,420,579	429	0.12%	1,469,880	480	0.13%	1,538,963	556	0.15%	1,550,696	643	0.17%	1,439,257	699	0.19%	1,494,757	2,108	0.14%	1,513,596	3,947	0.26%

Short-Term Borrowings	45,893	69	0.59%	59,184	71	0.48%	57,983	48	0.33%	45,645	8	0.07%	44,573	6	0.05%	52,178	196	0.38%	68,061	305	0.45%
Subordinated Notes Payable	62,887	351	2.19	62,887	372	2.31	62,887	372	2.34	62,887	382	2.40	62,887	358	2.23	62,887	1,477	2.31	62,887	1,380	2.16
Other Long-Term Borrowings	42,673	383	3.57	38,494	372	3.85	40,617	396	3.92	44,286	436	3.96	45,007	452	3.99	41,513	1,587	3.82	47,841	1,905	3.98

Total Interest Bearing Liabilities	1,572,032	$1,232	0.31%	1,630,445	$1,295	0.32%	1,700,450	$1,372	0.32%	1,703,514	$1,469	0.35%	1,591,724	$1,515	0.38%	1,651,335	$5,368	0.33%	1,692,385	$7,537	0.45%

Noninterest Bearing Deposits	630,520			605,602			596,690			610,692			593,718			610,915			567,987
Other Liabilities	78,442			78,446			74,633			68,254			60,197			74,963			59,777

Total Liabilities	2,280,994			2,314,493			2,371,773			2,382,460			2,245,639			2,337,213			2,320,149

SHAREOWNERS' EQUITY:	253,017			251,746			252,644			254,447			264,276			252,960			263,048

Total Liabilities and Shareowners' Equity	$2,534,011			$2,566,239			$2,624,417			$2,636,907			$2,509,915			$2,590,173			$2,583,197

Interest Rate Spread		$20,697	3.69%		$21,179	3.73%		$21,219	3.69%		$21,833	3.78%		$22,560	4.07%		$84,928	3.72%		$92,847	4.07%

Interest Income and Rate Earned(1)		21,929	4.00		22,474	4.05		22,591	4.01		23,302	4.13		24,075	4.45		90,296	4.05		100,384	4.52
Interest Expense and Rate Paid(2)		1,232	0.22		1,295	0.23		1,372	0.24		1,469	0.26		1,515	0.28		5,368	0.24		7,537	0.34

Net Interest Margin		$20,697	3.78%		$21,179	3.82%		$21,219	3.77%		$21,833	3.87%		$22,560	4.17%		$84,928	3.81%		$92,847	4.18%

(1) Interest and average rates are calculated on a tax-equivalent basis using the 35% Federal tax rate.

(2) Rate calculated based on average earning assets.